Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

April 28, 2008

iPath®

INSIDE BARCLAYS BANK PLC

Barclays Bank PLC is the principal subsidiary of Barclays PLC, one of the largest financial services companies in the world. Operating in more than 50 countries and with over 134,000 permanent employees, Barclays provides banking, investment banking, and asset management services for over 27 million customers and clients globally.

FACTS ABOUT BARCLAYS

- Based in the UK, Barclays maintains a large global presence across Europe, the United States, Africa, and Asia.
- Barclays has been involved in banking for over 300 years, making it one of the most established financial services companies in the world.
- By market capitalization, Barclays is one of the largest financial services companies in the world.
- In the U.S., Barclays maintains significant operations in two businesses: Barclays Capital, one of the world's fastest growing investment banks; and Barclays Global Investors, the largest money manager in the United States[1].

CREDIT PROFILE

Barclays is highly capitalized with a balance sheet of over £1.23 trillion[2] and views its strong credit rating and disciplined approach to capital management as a source of competitive advantage. The lowest rating Barclays Bank PLC has had in the past 20 years is AA/Aa2/AA.

Current credit ratings

Rating agency	Long-term rating
Standard & Poor's	AA
Moody's	Aa1
Fitch	AA

A credit rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that a credit rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency.

[1] *July 2007, Institutional Investor.*

[2] *December 2007.*

FINANCIAL HIGHLIGHTS



PROFIT BEFORE TAX
(IN BILLIONS £)
8
7
6
5
4
3
2
1
0
3.2
3.8
4.6
5.3
7.1
7.1
2002
2003
2004
2005
2006
2007
YEAR

AWARDS FOR BARCLAYS' BUSINESSES

Barclays Global Investors

- Asset Manager of the Year (*Risk Magazine*, 1/08)
- Best Service Provider (*International Securities Finance*, 9/07)
- ETF Provider of the Year (*Global Pensions*, 4/07)
- Best Provider of Money Market Funds—Western Europe (*Global Finance*, 1/07)

Barclays Capital

- Commodity and Energy Derivatives House of the Year (*Risk Awards*, 1/08)
- Global Derivatives House of the Year (*Derivatives Week*, 11/07)
- Best Investment Bank in the U.K. (*Global Finance European Awards*, 4/07)
- Innovation of the Year for iPath ETNs (*Structured Products, Americas*, 4/07)

INSIDE BARCLAYS BANK PLC

Barclays PLC Business Profile

Marcus Agius, *Group Chairman*
John Varley, *Group Chief Executive*
Chris Lucas, *Group Finance Director*
Paul Idzik, *Group Chief Operating Officer*

Robert E. Diamond, Jr., *President, Barclays PLC, Chief Executive, Investment Banking and Investment Management*

Frits Seegers, *Chief Executive, Global Retail and Commercial Banking*

Barclays Wealth Management
Barclays Wealth Management serves affluent, high-net-worth and corporate clients, providing private banking, offshore banking, stockbroking, asset management and financial planning services.

Barclays Capital
Barclays Capital is the investment banking division providing large corporate, institutional and government clients with solutions to their financing and risk management needs.

Barclays Global Investors
Barclays Global Investors (BGI) is one of the world's largest asset managers and a leading global provider of investment management products and services.

UK Banking
UK Banking delivers banking solutions to retail and business banking customers in the United Kingdom through a variety of channels comprising the branch network, cash machines, telephone banking, online banking and relationship managers.

Barclaycard
Barclaycard is a multi-brand international credit card and consumer lending business. It is one of the leading credit card businesses in Europe.

International Retail & Commercial Banking
International Retail and Commercial Banking provides Barclays' international personal and corporate customers with banking services. It includes the Absa Group in South Africa.

Barclays History

1690 Partnership formed between two goldsmith bankers

1896 Barclay & Company joint-stock bank created

1918 Barclays becomes one of the UK's "big five" banks

1925 Barclays' international operations developed

1981 First foreign bank to file with SEC to raise long-term capital on the NY market

1986 Investment banking operation formed, which develops into Barclays Capital

1986 First British bank to have shares listed on Tokyo and NY stock exchanges

1995 Purchases Wells Fargo Nikko Investment Advisers to form Barclays Global Investors

2000 Barclays takes over the Woolwich, a leading mortgage bank and former building society

2005 Barclays Head Office moves to the iconic Canary Wharf building in London's regenerated Docklands

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"BGI" may be used to refer to Barclays Global Investors and its affiliates. Barclays Global Investors, N.A., a national banking association operating as a limited purpose trust company, manages collective investment products and services and provides fiduciary and custody services to various institutional investors. Barclays Global Fund Advisors (BGFA) provides investment advisory services to U.S. registered exchange traded funds and other registered investment company products. Barclays Global Investors Services (BGIS) provides marketing support to certain distributors of registered investment companies and other registered securities. BGFA and BGIS are majority-owned subsidiaries of Barclays Global Investors, N.A., which, along with Barclays Capital Inc. are subsidiaries of Barclays Bank PLC. BGI is located at 45 Fremont Street, San Francisco, CA 94105.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

BC-AI-005-01008

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. ("BGINA"), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. ("BCI") are affiliates of Barclays Bank PLC.

iPath ETNs (the "Securities") are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. **Sales in the secondary market may result in significant losses.**

©2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 6921-iP-0408 651-24JB-4/08

Not FDIC Insured • No Bank Guarantee • May Lose Value

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